NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Contact:	Media Contact:
Monique Allaire	Caton Lovett
AVEO Pharmaceuticals, Inc.	Pure Communications
(617) 299-5810	(910) 232-7166

AVEO Pharmaceuticals Appoints Henri A. Termeer to its Board of Directors

CAMBRIDGE, Mass., April 12, 2011 – AVEO Pharmaceuticals, Inc. (NASDAQ: AVEO) today announced the appointment of industry veteran Henri A. Termeer, outgoing chairman, president and chief executive officer of Genzyme Corporation, to its Board of Directors.

“We are delighted that Henri will be joining our Board of Directors,” said Tuan Ha-Ngoc, president and chief executive officer of AVEO. “Henri’s experience building Genzyme into a leading global biotechnology company with significant commercial prowess will be extremely beneficial as we begin commercial planning activities associated with tivozanib, our triple VEGF receptor inhibitor. We believe that Henri’s insight and extensive experience will be a significant asset for this next stage of the company.”

In addition, AVEO announced that directors Douglas Cole, M.D., general partner at Flagship Ventures, and Russell Hirsch, M.D., Ph.D., managing director of Prospect Venture Partners, will not stand for re-election at AVEO’s 2011 Annual Meeting of Stockholders in June.

“We are very pleased to welcome Henri to our Board of Directors and extend our gratitude to Doug and Russell for their long-term service and dedication to AVEO,” said Anthony Evnin, Ph.D., Chairman of AVEO’s Board of Directors and a partner at Venrock. “These changes are the natural evolution of the Board’s composition as AVEO moves toward its goal of becoming a fully integrated cancer therapeutics company, delivering value to shareholders, the medical oncology community and patients.”

Mr. Termeer has served as president and a director of Genzyme Corporation since 1983, its chief executive officer since 1985 and as Chairman of its Board since 1988. In 2008, he was appointed to Massachusetts Governor Deval Patrick’s Council of Economic Advisors, and he is a co-chair of the Leadership Council of the Massachusetts Life Sciences Collaborative. Mr. Termeer is also Chairman Emeritus of the New England Healthcare Institute, a nonprofit, applied research health policy organization he was instrumental in founding. He served on the Board of Directors of the Pharmaceutical Research and Manufacturers of America. Mr. Termeer is also Chairman of the Federal Reserve Bank of Boston’s Board of Directors, a Board member of ABIOMED Inc., and a Board member of Massachusetts Institute of Technology Corporation. He is a director of Massachusetts General Hospital, a Board member of Partners HealthCare and a member of the Board of Fellows of Harvard Medical School.

Mr. Termeer commented, “I am honored to join AVEO’s Board of Directors and work closely with this outstanding management and Board team. I believe that AVEO’s extraordinary science and novel cancer therapies have tremendous potential and I am thrilled to contribute to the goal of bringing the company’s innovative product candidates to market and offering meaningful new treatments to patients.”

About AVEO

AVEO Pharmaceuticals (NASDAQ: AVEO) is a cancer therapeutics company committed to discovering, developing and commercializing targeted therapies to impact patients’ lives. The company’s lead product candidate, tivozanib, is currently being investigated in a global, randomized Phase 3 clinical trial called TIVO-1 comparing tivozanib to sorafenib in patients with advanced renal cell carcinoma, as well as additional clinical studies in other solid tumor types. AVEO’s second most advanced product candidate, ficlatuzumab (AV-299), is a potent, functional anti-HGF/c-MET pathway antibody that is currently in Phase 2 clinical development. AVEO’s proprietary Human Response Platform™ is designed to offer the company a unique advantage in cancer drug development and has provided a discovery engine for multiple therapeutic targets. This approach has resulted in a promising pipeline of monoclonal antibodies against novel targets including HGF, ErbB3, RON, Notch and FGFR. For more information, please visit the company’s website at www.aveopharma.com.

Forward-looking Statements

Any statements in this press release about our future expectations, plans and prospects, including statements about: the benefit Mr. Termeer’s experience may have to our company and on our goal of becoming a fully integrated cancer company and delivering value to shareholders, the oncology community and patients; the potential of our cancer therapies and scientific platform, our ability to bring therapeutic products to market the potential of our cancer biology platform to offer a unique advantage in oncology drug development; the potential for AVEO to advance its monoclonal antibody pipeline; and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to: our ability to successfully research, develop and obtain and maintain regulatory approvals for tivozanib and our other product candidates; the possibility that favorable data preclinical and clinical trials of tivozanib may not be predictive of the results in future preclinical and clinical trials; delays in data availability, or negative results from our clinical trials; our inability to obtain and maintain adequate protection for intellectual property rights relating to our product candidates and technologies; unplanned operating expenses; our inability to raise substantial additional funds to achieve our goals, including with respect to the further development of tivozanib; competition; general economic and industry conditions; and other factors discussed in the “Risk Factors” section of our most recent Form 10-Q filed with the Securities and Exchange Commission, and in other filings that we periodically make with the SEC. In addition, the forward-looking statements included in this press release represent our views as of the date of this press release. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

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